EXHIBIT 99


                                [GRAPHIC OMITTED]

         International Display Works Announces Record Fourth Quarter and
                         Fiscal 2004 Financial Results
                         -----------------------------

                             FOR IMMEDIATE RELEASE
                             ---------------------

For additional information contact:
Tom Lacey, CEO                              or       Matthew Hayden, President
International DisplayWorks, Inc.                     Hayden Communications, Inc.
(916) 415-0864                                       (843) 272-4653
                                                     matt@haydenir.com

ROCKLIN, Calif., -- January 3, 2005-- International DisplayWorks,  Inc. (OTC/BB:
IDWK), a designer and  manufacturer  of  high-quality  liquid  crystal  displays
(LCDs), modules and assemblies, today announced financial results for the Company's fourth quarter and fiscal year-end period ended October 31, 2004.

Highlights:
        o Fourth quarter revenues increased over 100% to $14.3 million |X| 2004 fiscal year revenues increased 103% to $46.4 million
        o Operating expenses as a percent of sales decreased quarter over quarter and year over year
        o  Fourth quarter net income of $532,000 or $0.02 per share
        o Company completes fiscal year with $10.2 million in cash and cash equivalents
        o New LCD line successfully installed and operational (subsequent to year end): Prototypes completed

For the fourth quarter, revenues were a record $14.3 million, more than double the $7.1 million reported for the fourth quarter last year. The Company's gross profit increased 105.1 percent to $3.1 million, or 21.9 percent of sales, compared to a gross profit of $1.5 million, or 21.2 percent of sales, for the same period a year ago. Operating expenses for the quarter were $2.6 million, or
18.2 percent of sales, compared to $1.4 million, or 19.8 percent of sales in the year ago period. Operating expenses included an 89.9 percent increase in general and administrative expenses and 77.3 percent increase in sales, marketing and customer service expenses as the Company purchased, transported, integrated and began marketing the ability to manufacture and sell color displays. The Company reported EBITDA of $809,000, an increase of 88.6 percent, compared to EBITDA of $429,000 for the same period a year ago. Net income was $532,000, or $0.02 per diluted share, compared with net income of $110,000, or $0.01 per diluted share last year. IDW did not incur taxes during the fourth quarter as the Company maintains a tax loss carry-forward. The fully diluted shares outstanding were 32,175,598 million as of the fourth quarter of 2004 compared to 19,413,531 million as of the fourth quarter of 2003. The quarter included a one-time non-cash charge of $200,000 in costs related to the recruitment of the Company's new chief executive officer.

For fiscal 2004, revenues were $46.4 million, a 103.0 percent increase compared to the $22.8 million reported for fiscal 2003. Gross profit increased 92.7 percent to $10.1 million, compared to $5.2 million for fiscal 2003. Operating expenses for the year were $8.1 million, or 17.4 percent of sales, compared to the $5.9 million, or 25.9 percent of sales reported for fiscal 2003, including a
48.6 percent increase in general and administrative expenses and a 26.6 percent increase in sales, marketing and customer service expenses. The Company reported EBITDA of $2.4 million compared to EBITDA of $392,000 for the same period a year ago. Net income for the year was $1.074 million, or $0.04 per diluted share, compared to a net loss of $808,000, or ($0.04) per share last year. Earnings were impacted by $625,000 in one-time charges related to the settlement of a lawsuit. There were 27,511,228 fully diluted shares outstanding for the fiscal year period compared to 19,448,718 for the same period a year ago.

Tom Lacey, International DisplayWorks' Chief Executive Officer, commented, "In my first quarter with the Company, I am pleased to report that our monochrome business produced 100 percent revenue growth in fiscal 2004. Our two-pronged growth strategy of improving and diversifying our customer base, while focusing on higher volume contracts has yielded positive results. During the year, 17 multinational customers servicing multiple geographic regions represented over 85 percent of our revenues and four customers added during 2004 represented almost 100 percent of our incremental revenue growth. Larger production runs, which favorably impact both capacity utilization and operating efficiencies at our facilities, have benefited both profitability and cash flow.

Many of these same customers have increased their consumption of color displays and we anticipate producing product to help meet this need. Our color line has been successfully installed and we have begun to manufacture and ship prototypes to customers, while our production team is diligently working on increasing yields to acceptable levels. We have already been specified as providers of color displays for upcoming product launches in 2005."

"We have completed the acquisition and installation of our new LCD line, and we are developing prototypes at this time," Mr. Lacey continued. "We have prudently managed expenses, and our efforts have produced sequentially improving operating profit margins, particularly as we ramp up the color production. We have also recently expanded our board of directors and corporate oversight with two new outside directors, D. Paul Regan, a certified public accountant with more than 25 years experience in forensic accounting and litigation consulting, and the current Chair of the California Society of Certified Public Accountants (CalCPA) and Glenn E. Neland, Senior Vice President of Worldwide Procurement and Global Customer Experience for Dell."

The Company completed the year with a strengthened balance sheet, reporting $10.2 million in cash and equivalents. The Company finished the quarter with a current ratio of 1.81 to 1. Current and long-term debt was $566,000 on October 31st.

Management will discuss the results in a conference call today at 4:30 p.m. eastern time. Interested parties should call 888-823-7457 if calling within the United States or 973-582-2718 if calling internationally. There will be a playback available until January 10, 2005. To listen to the playback, please call 877-519-4471 if calling within the United States or 973-341-3080 if calling internationally. Please use pass code 5479553 for the replay. A web cast of the conference call is available at the International DisplayWorks website at http://www.idwlcd.com/ until February 3, 2005.


About International DisplayWorks

International DisplayWorks, Inc. is a manufacturer and designer of high quality liquid crystal displays, modules and assemblies for a variety of customer needs including OEM and EMS applications. IDW operates 410,000 square feet of manufacturing facilities in the People's Republic of China (PRC) and employs approximately more than 2,000 people. Sales offices are located in US, Europe, Hong Kong, Singapore and China. Copies of IDW's 10-K and other documents as filed with the SEC are available through a link on our web site: www.idwlcd.com.


NOTE: The foregoing is news relating to International DisplayWorks, Inc. ("IDW") and contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. When used in this release, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to IDW or its management, including without limitation, IDW and its subsidiaries, are intended to identify such forward-looking statements. IDW's actual results, performance or achievements could differ materially from the results expressed in, or implied by these forward-looking statements. For more detailed information the reader is referred to IDW's 10-K and other related documents filed with the Securities and Exchange Commission. This does not constitute an offer to buy or sell securities by the Company and is meant purely for informational purposes.



                                       ###
                                TABLES TO FOLLOW

                INTERNATIONAL DISPLAYWORKS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (in thousands, except Share and per share data)

                                                                  For Three Months Ended         For Twelve Months Ended
                                                              -------------------------------    --------------------------------
                                                               October 31,     October 31,         October 31,     October 31,
                                                                   2004            2003               2004             2003
                                                              --------------- ---------------    ---------------- ---------------

     Sales                                                         $  14,304        $  7,148           $  46,377       $  22,846
Cost of goods sold                                                    11,170           5,630              36,266          17,600
                                                              -------------- ---------------    ---------------- ----------------
     Gross profit                                                      3,133           1,518              10,111           5,246
                                                              --------------- ---------------    ---------------- ---------------

Operating expenses:
     General and administrative                                        1,825             961               5,403           3,637
     Selling, marketing and customer service                             589             332               2,096           1,655
     Engineering, advanced design and
         product management                                              171             146                 625             593
                                                              --------------- ---------------    ---------------- ---------------
              Total operating expenses                                 2,584           1,439               8,125           5,885
                                                              --------------- ---------------    ---------------- ---------------

              Operating income (loss)                                    549              79               1,986            (639)
                                                              --------------- ---------------    ---------------- ---------------

Other income (expense):
     Interest expense                                                    (63)           (133)               (396)           (389)
     Other income (expense)                                               46             164                (517)            220
                                                              --------------- ---------------    ---------------- ---------------
              Total other income (expense)                               (17)             31                (912)           (169)
                                                              --------------- ---------------    ---------------- ---------------

              Income (loss) from continuing operations
                 before income taxes                                     532             110               1,074            (808)
                                                              --------------- ---------------    ---------------- ---------------

              Provision for income taxes                                   -               -                   -               -
                                                              --------------- ---------------    ---------------- ---------------

              Net income (loss)                                      $   532         $   110           $   1,074        $   (808)
                                                              =============== ===============    ================ ===============


Basic and diluted loss per common share
         Basic                                                      $   0.02        $   0.01           $    0.04        $  (0.04)
                                                              =============== ===============    ================ ===============
         Diluted                                                    $   0.02        $   0.01           $    0.04        $  (0.04)
                                                              =============== ===============    ================ ===============

Weighted average common shares outstanding
         Basic                                                    30,312,133      19,413,531          25,647,763      19,448,718

         Diluted                                                  32,175,598      19,413,531          27,511,228      19,448,718
                                                              =============== ===============    ================ ===============


                                                   BALANCE SHEET HIGHLIGHTS
                                              10/31/04         10/31/03
                                         -----------------------------------
Cash and cash equivalents                 $        10,186  $          1,178
Other Current Assets                               18,318              8,086
                                         -----------------------------------
 Total Current Assets                              28,504             9,264
Net Property & Equipment                           16,418             4,796
                                         -----------------------------------
 Total Assets                             $        44,922  $         14,060
                                         ===================================

Current Liabilities                       $        15,718  $          7,959
Shareholders' Equity                               29,134             4,224
                                         -----------------------------------
 Total Liabilities and Equity             $        44,922  $         14,060
                                         -----------------------------------

                                         -----------------------------------
Outstanding Shares                             30,573,383        20,984,913
                                         ===================================
                                                        (in thousands)